Exhibit (h)(2)

FORM OF

SELECTED INTERMEDIARY AGREEMENT

Carillion Fund Distributors, Inc. (“Intermediary Manager”) serves as the principal underwriter for RJ Private Credit Income Fund (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and operated as an interval fund, pursuant to a distribution agreement with the Fund.      (“Broker”) and Intermediary Manager hereby agree that Broker will participate in the distribution of the classes of common shares of beneficial interest of the Fund described in Exhibit C hereto (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of the     day of    , 20 .

SECTION 1. LICENSING

(a) Broker and Intermediary Manager each represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation; (iii) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares; and (iv) if applicable, each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

(b) Broker and Intermediary Manager each agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction in which the Shares are offered shall cause the automatic termination of this Agreement. Broker and Intermediary Manager each further agree to notify the other promptly in writing of any such action or event.

(c) Broker and Intermediary Manager each agree that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Broker acknowledges that, subject to the indemnification described in Section 9 of this Agreement, the Intermediary Manager has no responsibility for the manner of Broker’s performance of, or for acts or omissions in connection with, the duties and activities performed by Broker under this Agreement.

(d) Broker agrees to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including, but not limited to, anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA identified herein.

SECTION 2. ORDERS

(a) Broker agrees to offer and sell Shares to its qualified customers (“Clients”) only at the net asset value applicable to such Shares plus any applicable sales load in effect at the time of each transaction as described in the Prospectus (as defined below). The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Broker) are subject to the terms of the then-current prospectus (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”) and Rule 23c-3(b)(7)(iii) under the 1940 Act, and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling subject to compliance with Rule 23c-3(b)(7)(iii) under the 1940 Act. Broker may impose commissions or other fees (“Broker-Imposed Commissions”) that it may charge Clients in its discretion in accordance with applicable law and regulations and applicable guidance issued by the SEC and FINRA.

(b) In all offers and sales of the Shares to prospective investors, Broker will not act as broker or agent for, or employee of, Intermediary Manager or the Fund and Broker will not represent to any third party that Broker has such authority or is acting in such capacity.

(c) All orders for the purchase and sale of Shares are subject to acceptance by Intermediary Manager in its sole discretion and become effective upon written confirmation by Intermediary Manager. Intermediary Manager reserves the right not to accept any specific order for the purchase or sale of Shares for any reason or no reason. Upon any such rejection the Intermediary Manager shall advise Broker of such rejection as soon as is reasonably practicable.

(d) Broker agrees that payment for orders from Broker Shareholders (defined in 4(b) below) for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Intermediary Manager and Broker herein and from time to time. On the date on which payment for Shares is to be received by the Fund, Broker will remit to an account designated by Intermediary Manager the purchase order amount due the Fund with respect to the issuance of Shares as determined by the Intermediary Manager in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, Intermediary Manager may cancel the sale without notice.

(e) Intermediary Manager reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Intermediary Manager exercises this right, Intermediary Manager shall provide to Broker prompt written notice of such exercise. Broker agrees that upon such suspension by Intermediary Manager at any time, Broker will suspend its offer and sale of Shares and will resume its offer and sale of Shares hereunder only upon subsequent request of Intermediary Manager.

(f) Broker acknowledges that the Fund will make offers for the repurchase of Shares from time to time as described in the Prospectus and Section 5 of this Agreement. Broker acknowledges that such repurchase offers represent the only expected liquidity opportunity for holders of Shares.

(g) Broker agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Intermediary Manager. Any approved sub-selling agent shall be required to enter into an agreement with Broker which agreement shall be subject to Intermediary Manager’s approval.

SECTION 3. DUTIES OF DEALER

(a) Broker agrees to deliver to each of its Clients making purchases of Shares, in accordance with applicable law, a copy of the Prospectus and a fee disclosure statement, including relating to any Broker-Imposed Commissions.

(b) Broker agrees to record on the order the date and time on which the order for the purchase or sale of Shares was received by Broker, and to forward promptly such orders to Intermediary Manager in time for processing at the public offering price next determined after receipt of such orders by Broker, in each case as described in the Prospectus.

(c) Broker agrees not to withhold intentionally the placing of orders by its clients for Shares with Intermediary Manager so as to profit itself as a result of such inaction.

(d) Broker agrees to maintain records of all purchases and sales of Shares made through Broker for at least the period required under applicable law and to furnish Intermediary Manager with copies of such records upon its request and, upon request from a regulatory authority or as required under applicable law, to furnish such regulatory authority with copies of such records.

(e) Broker agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Intermediary Manager will not accept conditional orders for Shares.

(f) Except as otherwise agreed by Broker and Intermediary Manager, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

(g) Broker agrees that it will assist with the following Broker Shareholder (as defined in Section 4(b) of this Agreement) services on an ongoing basis:

(i) providing administrative, operational and infrastructural support for the selling of Shares and settlement of Fund transactions with Broker Shareholders, as necessary;

(ii) handling inquiries regarding the Fund from Broker Shareholders who own Shares, including but not limited to, questions concerning such Broker Shareholders’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(iii) assisting in the enhancement of relations and communications between Broker Shareholders and the Fund;

(iv) assisting in the establishment and maintenance of Broker Shareholders’ accounts with the Fund, including notifying Intermediary Manager of any changes in the account information of a Broker Shareholder;

(v) assisting the Fund or its agent (including the Fund’s transfer agent) with the process of receiving and forwarding purchase and repurchase requests and payments to and from Broker Shareholders;

(vi) providing such other similar services as Intermediary Manager may reasonably request to the extent Broker is permitted to do so under applicable statutes, rules and regulations; and

(vii) assisting, as requested, in the repurchase of Shares owned by Broker Shareholders.

(h) If Intermediary Manager believes that a Broker Shareholder’s contact information has changed, Intermediary Manager may request such information from Broker but has no obligation to do so. Broker agrees that if Broker or a Broker Shareholder does not provide to Intermediary Manager any changes in Broker Shareholder account information, or if it or a Broker Shareholder fails to provide any backup documentation that Intermediary Manager reasonably requests to verify changes to a Broker Shareholder’s account information, then Intermediary Manager will continue to rely upon the account information without giving effect to any changes and Intermediary Manager will have no liability whatsoever for continuing to rely upon such information.

SECTION 4. BROKER COMPENSATION

(a) Sales Charges/Broker Concessions. On each purchase of Shares by Clients from Intermediary Manager, the total sales charges and dealer concessions or commissions (other than Broker-Imposed Commissions, if any), if any, payable to Broker shall be in the rates set forth on Exhibit C hereto. Except as otherwise noted in this Section 4, neither the Fund nor Intermediary Manager shall have the right to reduce or waive any of the sales load payable by Clients to Broker. Intermediary Manager agrees that Broker may receive the upfront sales load, if any, directly from Clients. Intermediary Manager shall have no liability to Broker for such upfront sales load and Broker is solely responsible for retaining such compensation due to Broker from the subscription funds received by Broker from its Clients for the purchase of Shares in accordance with the terms of this Agreement. The parties hereto understand, acknowledge and agree that Broker-Imposed Commissions are separate and apart from any compensation Broker is entitled to receive from the Fund or Intermediary Manager under this Agreement, and that neither the Fund nor Intermediary have any obligation with respect to any such Broker-Imposed Commissions.

(b) Distribution and Servicing Fees. Broker shall also be entitled to receive from Intermediary Manager distribution fees and servicing fees, as applicable at the annual rates listed in Exhibit C for the aggregate value of Shares per class held by Broker Shareholders. These fees, if payable, will be calculated and paid monthly with payment occurring within 30 days after the end of each month. Notwithstanding the foregoing, Intermediary Manager shall have no obligation to pay any compensation described in the preceding sentence until Intermediary Manager receives the related compensation from the Fund in the form of an asset-based distribution fee and shareholder servicing fee (the “Related Compensation”), and Intermediary Manager’s obligation or liability to Broker for such payments is limited solely to the Related Compensation and Broker hereby waives any and all rights to receive payment of Related Compensation due until such time as Intermediary Manager is in receipt of such Related Compensation from the Fund. For purposes of this Agreement, a “Broker Shareholder” shall include any person or entity introduced by Broker to the Fund during the term of this Agreement, which invests in Shares. Intermediary Manager shall pay any compensation described in this Section 4(b) to Broker in respect of the Shares held by Broker Shareholders for as long as Broker Shareholders hold those Shares through an account maintained by Broker Shareholder at Broker, subject to the limitations set forth in Section 4(e) of this Agreement.

(c) Suspension/Elimination of Compensation. Broker acknowledges and agrees that the Fund may, upon thirty (30) days’ prior written notice to Intermediary Manager, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Intermediary Manager, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, Intermediary Manager, or Broker or (ii) otherwise by operation of law. Intermediary Manager agrees to notify Broker promptly upon receiving notice of any suspension or elimination of the payment of any compensation to Intermediary Manager or Broker by the Fund.

(d) FINRA Rules. Broker will comply with FINRA Rule 2341, or any successor rule thereof. In accordance with FINRA Rule 2341, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Broker under this Agreement to the extent payments made to Broker and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2341) in connection with the sale of Shares pursuant to this Agreement, 0% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2341), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Intermediary Manager agrees that it will not take any action that would cause Broker to receive, in respect of any Broker Shareholder, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any Broker Shareholder, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the Client remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2341.

(e) Broker agrees that it will monitor on an ongoing basis the receipt of underwriting compensation, if any, set forth in the Prospectus in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to Intermediary Manager no less frequently than quarterly. As used herein, “sales charges” means all amounts constituting sales charges under Rule 2341(b)(8) of the FINRA Rules.

(f) Except as noted in this agreement, no portion of the compensation paid to Broker by Intermediary Manager hereunder shall be remitted or otherwise paid to any third party by Broker without the prior written consent of Intermediary Manager, which consent may be withheld in Intermediary Manager’s sole discretion. Except as noted in this agreement, Broker will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 4 of this Agreement in connection with the offer or sale of Shares without the prior written agreement of Intermediary Manager.

SECTION 5. REPURCHASES

(a) Broker acknowledges that the Fund has adopted a fundamental policy (which may not be changed without shareholder approval) to make quarterly repurchase offers to purchase at least 5% and up to 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the Prospectus. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and the Prospectus, less any applicable repurchase fee and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Intermediary Manager acknowledges that the Fund may provide a waiver of repurchase fees as specified in the Prospectus. Broker agrees to inform its Clients that any Repurchase Offer notifications shall be posted to the Fund’s publicly accessible website at [www.[ ].com], and Broker agrees to transmit repurchase requests from its Clients to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the Prospectus and such notification. Broker expressly acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Intermediary Manager, and that no secondary market for the Shares exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Broker also expressly acknowledges and agrees that, in the event one or more of its Clients cancel their order for Shares of and the Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Intermediary Manager. Any representation as to a Repurchase Offer or other tender offer by the Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

(b) Broker acknowledges that Broker shall be responsible for determining whether Shares in the Fund are a suitable investment for its Clients particularly, without limitation, with respect to information regarding the limited liquidity of the investment as referenced above and in the Prospectus. Broker agrees to recommend Shares to a customer only if Broker has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance FINRA Rule 2111.

SECTION 6. PROVISION OF MATERIALS AND FUND INFORMATION

(a) Broker agrees that neither it nor any of its affiliates or their principals, directors, officers or employees, is authorized to give any information or make any representations concerning the Shares, the Fund, Intermediary Manager and Carillon Tower Advisers, Inc. d/b/a Raymond James Investment Management ( the “Investment Manager”), except as set forth in this Section 6.

(b) Offering Materials. Intermediary Manager acknowledges and agrees that Broker may deliver Offering Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. The Intermediary Manager will supply Broker with a link to its publicly accessible website ([ ].com) where the Broker may obtain the Prospectus, materials relating to any repurchase offer, periodic reports to Fund shareholders and marketing and other materials Intermediary Manager has prepared related to the Fund (collectively, “Offering Materials”), and if any of the foregoing documents are amended or supplemented, Intermediary Manager will promptly notify Broker. For the avoidance of doubt, once Offering Materials are made available to Broker, neither Intermediary Manager nor the Fund have any further responsibility or obligation with respect to the usage of such Offering Materials, except for the foregoing obligation to provide prompt notice in the event of amendments or supplements to such Offering Materials.

(c) Broker-Supplied Fund Materials. Intermediary Manager acknowledges and agrees that Broker may deliver Broker-Supplied Fund Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. As used herein, the term “Broker-Supplied Fund Materials” shall include any materials prepared by Broker or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Section 6(d) of this Agreement) and (iii) either only contain the name of the Fund or have been approved in writing by Intermediary Manager. For the avoidance of doubt, any description of the Fund contained in Broker-Supplied Fund Materials other than the name of the Fund must be approved in writing by Intermediary Manager in advance of its use. The Broker agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Intermediary Manager or the Fund in writing.

(d) Research Reports. Intermediary Manager acknowledges that Broker may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Intermediary Manager hereby authorizes Broker to use the name of the Fund, Intermediary Manager and the Investment Manager in Research Reports. Broker agrees to provide such Research Reports to Intermediary Manager upon Intermediary Manager’s request.

(e) Use of Name. Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by Intermediary Manager of any consent that would otherwise be required under applicable law prior to the use by Broker of the name or identifying marks of the Fund, Intermediary Manager, the Investment Manager or “Raymond James” (or any combination or derivation thereof). Notwithstanding the foregoing, this Section 6(e) shall not prohibit or limit Broker or its affiliates from making statements required by law or regulation, as determined by Broker (or such affiliate) in its sole discretion. Intermediary Manager will not use any company name, trade name, or service mark or logo of Broker and/or its affiliates without prior written consent of such Broker and/or its affiliate.

SECTION 7. REGISTRATION OF SHARES

(a) Intermediary Manager will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold.

(b) Intermediary Manager acknowledges that Broker intends to offer the Shares in each state within the United States. Intermediary Manager shall furnish Broker, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions.

(c) Notwithstanding anything to the contrary herein, Broker shall not offer the Shares or transact orders for Shares in any jurisdiction other than the states within the United States, except as may otherwise be consented to by the Intermediary Manager in writing on a case-by-case basis. Broker agrees not to transact orders for Shares in any other jurisdictions in which it has been informed in writing by Intermediary Manager that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

SECTION 8. REPRESENTATIONS AND WARRANTIES

(a) In addition to the representations and warranties found elsewhere in this Agreement, Intermediary Manager represents, warrants and agrees that:

(i) It is a corporation duly organized and existing and in good standing under the laws of Florida and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii) It is empowered under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services of Intermediary Manager provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Intermediary Manager’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Intermediary Manager is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv) All requisite actions have been taken to authorize Intermediary Manager to enter into and perform this Agreement.

(v) All material litigation and regulatory actions involving Intermediary Manager and its affiliates that are material to Intermediary Manager’s provision of the services described herein are described, to the extent required by applicable rules of the SEC, in the periodic public Form 10-K and 10-Q filings of Intermediary Manager’s ultimate parent company made with the SEC.

(vi) If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Intermediary Manager shall promptly notify Broker of this fact in writing. Such notice shall be provided in accordance with Section 19.

(b) In addition to the representations and warranties found elsewhere in this Agreement, Broker represents, warrants and agrees that:

(i) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Broker is organized.

(ii) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform all activities and services of Broker provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Broker’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Broker is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv) All requisite actions have been taken to authorize Broker to enter into and perform this Agreement.

(v) All litigation and regulatory actions involving Broker and its affiliates that are material to Broker’s provision of the services described herein have been disclosed to Intermediary Manager.

(vi) To the extent permissible by law, it shall notify Intermediary Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Broker or its principals, affiliates, officers, directors, employees or agents, or any person who controls Broker, within the meaning of Section 15 of the Securities Act.

(vii) As of the date hereof and at any time during the term of this Agreement, Broker shall take reasonable steps to ensure that all Broker Supplied Information and Broker-Supplied Fund Information do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(viii) Broker represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Broker represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Broker represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Broker, as well as any person with a similar status or function, (ii) any associated person of Broker who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Broker who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Broker or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Broker from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Broker hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Broker breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Intermediary Manager of the nature of the ban or violation.

(ix) All solicitations and other activities by Broker will be conducted in accordance with applicable laws, rules, and regulations of each jurisdiction in which it offers to sell or sells Shares, including those of any non-U.S. jurisdictions if Broker offers to sell or sells Shares in such jurisdictions.

(x) Broker will not offer, sell or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or United States territories unless the Broker receives prior written consent from Intermediary Manager.

(xi) Notwithstanding any instruction to the contrary, Broker shall comply with all applicable abandoned property, escheat or similar laws, and none of the Intermediary Manager, the Fund or its advisor shall be liable to any party or any shareholder for any funds from the account(s) of any such shareholder’s Shares pursuant to this Agreement or any applicable abandoned property, escheat or similar law.

(xii) Broker agrees that it (A) will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures, (B) will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Offering Materials, (C) will comply with all of the applicable requirements set forth in the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures (the “Statement of Policy”), (D) will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy, (E) acknowledges that it is acting as an agent of the Fund only with respect to the delivery of the Prospectus and Offering Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent its actions are in compliance with the Statement of Policy and this Agreement, and (F) will also comply, as applicable, with The Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transaction Act and any other applicable law.

(xiii) Broker acknowledges and agrees that none of the Intermediary Manager, the Fund or any of their respective affiliates are: (A) providing any advice or recommendations to any persons who purchase and/or hold Shares through the Broker pursuant to this Agreement; (B) providing any custody services to any person, including any customers or clients of the Broker; and/or (C) acting as broker-of-record and/or intermediary-of-record for any persons who purchase and/or hold Shares through the Broker pursuant to this Agreement

(xiv) If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Broker shall promptly notify Intermediary Manager in writing of this fact. Such notice shall be provided in accordance with Section 19.

SECTION 9. INDEMNIFICATION

(a) Intermediary Manager will indemnify, hold harmless, and defend Broker, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials (other than untrue statements or alleged untrue statements in or omissions or alleged omissions from information relating to a Covered Person furnished in writing by or on behalf of such Covered Person for use in materials furnished or made available to a Client, (ii) any material breach by Intermediary Manager of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Intermediary Manager in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Intermediary Manager will not be liable to and will not have any indemnification obligation to any Covered Person for the portion of any Covered Claim that is the result of any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to Intermediary Manager in the event that such expenses resulted from Disabling Conduct.

(b) Broker will indemnify, hold harmless, and defend the Fund, Intermediary Manager, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “RJ Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“RJ Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any information furnished by Broker or any Representative of Broker, including, but not limited to, statements in any Research Report or Broker-Supplied Fund Information (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a RJ Covered Person furnished in writing by or on behalf of such RJ Covered Person for use in materials furnished or made available to Clients), (ii) any material breach by Broker or any Representative of Broker of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Broker, a Representative of Broker or any of their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Broker will not be liable to and will not have any indemnification obligation to any RJ Covered Person for the portion of any RJ Covered Claim that is the result of any RJ Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “RJ Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a RJ Covered Person resulting from this Section 9(b) will be repaid to Broker in the event that such expenses resulted from RJ Disabling Conduct.

(c) Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

(d) Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

(e) The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

(f) IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

SECTION 10. ANTI-MONEY LAUNDERING & UK BRIBERY ACT RESPONSIBILITIES

(a) The Intermediary Manager represents that it is aware of the United States laws and regulations relating to currency reporting and money laundering applicable to it, including, but not limited to (i) the United States Bank Secrecy Act and implementing regulations; and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together with the related implementing rules and regulations, the “USA PATRIOT Act”). To ensure compliance with those laws, rules and regulations, the Intermediary Manager represents that (i) it has implemented an anti-money laundering program reasonably designed to comply with such laws and regulations; (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including without limitation prohibitions in relation to countries/territories subject to comprehensive, territorial OFAC sanctions as well as those set forth in the list of specially designated nationals and blocked persons (the “SDN List”) (all of the sanctions programs referred to in this clause (ii), collectively, “OFAC Sanctions”), as applicable; and (iii) it has implemented and currently maintains procedures that are reasonably designed to comply with applicable OFAC Sanctions and the Intermediary Manager or its designee shall apply such procedures in a manner reasonably designed to ensure that the Intermediary Manager remains in compliance with such OFAC Sanctions programs with respect to any Fund shareholder who is not a Client.

(b) Broker represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including, but not limited to, applicable provisions of the USA PATRIOT Act, the OFAC Sanctions programs, the Bank Secrecy Act, and regulations thereunder (the “AML Rules and Regulations”). Such anti-money laundering program includes: (i) Anti-Money Laundering / “Know Your Customer” and “Enhanced Due Diligence” policies and procedures; (ii) the designation of an Anti-Money Laundering Compliance Officer; (iii) a Customer Identification Program (“CIP”) reasonably designed to comply with applicable law and regulation; (iv) reporting of suspicious activity to government authorities in accordance with applicable laws and regulations; (v) anti-money laundering training of appropriate employees; (vi) independent testing for compliance with such Broker’s anti-money laundering program and applicable laws and regulations; (vii) enhanced scrutiny with respect to accounts held for senior political figures (as defined and set forth under Section 312 of the USA PATRIOT Act) reasonably designed to detect and report transactions that may involve proceeds of foreign corruption; and (viii) policies and procedures reasonably designed to achieve compliance with OFAC Sanctions, as well as sanction programs administered by other relevant sanctions authorities, and Anti-Corruption Laws. Additionally, Broker represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not, directly or indirectly, accept investments in the Fund from or make investments in the Fund for or on behalf of a person, government, organization or entity who is the subject of OFAC Sanctions or sanctions administered or enforced by the European Union, United Kingdom, or United Nations (collectively with OFAC Sanctions, “Sanctions”). Broker acknowledges that the Intermediary Manager is relying on Broker to apply the above-described policies, procedures, and internal controls to Clients that are subscribing to become shareholders of the Fund.

(c)  Broker acknowledges and agrees that it (i) will apply on an ongoing basis its anti-money laundering, CIP and Sanctions programs to its Clients that are subscribing to become shareholders of the Fund and (ii) will not purchase Shares on behalf of any Client (A) that appears on OFAC’s Specially Designated Nationals and Blocked Persons List; (B) that is named on any list of sanctioned entities or individuals pursuant to European Union (“EU”), United Kingdom (“UK”), or United Nations (“UN”) regulations; (C) that is operationally based or domiciled in a country or territory that is the subject of sanctions imposed by the UN, the EU, the United States and/or the UK; (D) that is otherwise the subject of sanctions imposed by the UN, the United States, the EU, and/or the UK, which may be amended from time to time ((A)-(D) collectively, a “Sanctions Subject”) or (E) whose monies used to invest in the Fund are derived from or invested for the benefit of (1) any criminal, terrorist or other illegal activities; and/or (2) a Sanctions Subject (or are made on behalf of, or are controlled by, such persons).

(d) Broker agrees that it will annually provide the Fund or the Fund’s transfer agent with a current copy of Broker’s AML representation letter, which shall be substantially similar to the AML representation letter attached hereto as Exhibit B. Broker will, upon request, furnish the Intermediary Manager or the Fund or its transfer agent with a copy of the customer identification documents to the extent not prohibited by applicable law. Broker understands that if it declines to provide a copy of customer identification documents, unless Broker is prohibited under applicable law from providing such customer information, the Intermediary Manager on the Fund’s behalf, or the Fund, may (i) refuse to accept such Client’s subscription to purchase Shares of the Fund; or (ii) with respect to a Client with investments in the Fund, compulsorily repurchase such Client’s Shares, or take any other appropriate action permitted or required under applicable law regarding such Client.

(e) Broker represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the applicable provisions of the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Broker engages in any activity hereunder (collectively, the

“Anti-Corruption Laws”). Broker represents and warrants that it has, and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

(f) Broker will not solicit as an investor in the Fund any retirement, pension, or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

SECTION 11. CONFIDENTIALITY, COMMUNICATIONS, NON DISPARAGEMENT

(a) The Broker hereby acknowledges that it has received or will receive written and/or oral information from Intermediary Manager and/or Fund that the Intermediary Manager and/or Fund considers confidential and/or proprietary (“Intermediary Manager Confidential Information”). For the purposes of this Agreement, Intermediary Manager Confidential Information means any information relating to or disclosed by the Intermediary Manager, Fund, or their respective affiliates in the course of performing this Agreement and includes any non-publicly available and proprietary information, and includes, without limitation: (i) trade secrets concerning the business and affairs of the Fund, Intermediary Manager, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Fund, Intermediary Manager, or their respective affiliates; (iii) information concerning the business and affairs of the Fund, Intermediary Manager, or their respective affiliates (including, without limitation, information relating to the Fund’s actual or potential portfolio positions and investment and risk management practices and techniques, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing.

(b) Broker agrees to hold, and to cause its affiliates, employees, officers, directors, partners, service providers, advisors, attorneys or agents (collectively, “Representatives”) to hold, Intermediary Manager Confidential Information (whether received before, on, or after the date hereof) in strict confidence. Broker shall disclose Confidential Information to its Representatives only to the extent necessary to perform its obligations under this Agreement.

(c) Broker agrees that it will use Intermediary Manager Confidential Information solely in connection with its obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever.

(d) Intermediary Manager Confidential Information shall be kept confidential in accordance with the terms hereof by Broker and its Representatives and shall not be disclosed by Broker or its Representatives except (i) as may be consented to in writing by Intermediary Manager; (ii) at the request of or as required by a government, regulatory or tax agency (including any self-regulatory agency) or in connection with an examination of Broker or its affiliates by regulatory examiners; (iii) to its internal or external auditors; or (iv) as required by law, regulation or court order. In any of the circumstances mentioned in clauses (ii) or (iv), Broker or the applicable affiliate shall (to the extent permitted by law) give the Intermediary Manager and/or Fund reasonable prior notice of any such disclosure and shall, in any event, advise the Intermediary Manager and/or Fund (to the extent permitted by law) of any such disclosure promptly after it is made. Broker shall be responsible for any breach of this Agreement by its Representatives.

(e) The Intermediary Manager and the Fund hereby acknowledge that they have received or will receive written and/or oral information from Broker that the Broker considers confidential and/or proprietary (“Broker Confidential Information”). For the purposes of this Agreement, Broker Confidential Information means any information relating to or disclosed by Broker or its Representatives to the Intermediary Manager or the Fund that is confidential or proprietary to Broker, including but not limited to information about or relating to Clients, including PII (as defined in Section 12 of this Agreement), and the activities to be undertaken in connection with this Agreement. The Intermediary Manager and the Fund agree that they will use, and that they will ensure that all of their employees, officers, directors, representatives and agents and other entities providing services with respect to the Intermediary Manager and the Fund will use, the Broker Confidential Information solely in connection with their obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever. Furthermore, the Intermediary Manager and the Fund agree that they will not disclose or make available, and will ensure that none of their employees, officers, directors, representatives or agents or other entities providing services in connection with this Agreement, any Broker Confidential Information to any person or entity that does not have a need to know such Broker Confidential Information in connection with the foregoing except as provided in Section 11(f) below.

(f) The Broker acknowledges and agrees that the Intermediary Manager and the Fund and their respective officers or directors may disclose Broker Confidential Information or portions thereof (i) to each other; (ii) at the request of or as required by a government, regulatory or tax agency (including any self-regulatory agency) or in connection with an examination of the Intermediary Manager, the Fund or an affiliate thereof by regulatory examiners; (iii) to its internal or external attorneys or auditors; and (iv) as required by law, regulation or court order. In any of the circumstances mentioned in clauses (ii) or (iv), the Intermediary Manager and the Fund shall (to the extent permitted by law) give the Broker reasonable prior notice of any such disclosure and shall, in any event, advise the Broker (to the extent not prohibited by law or regulation) of any such disclosure promptly after it is made.

(g) For purposes of this Agreement, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in connection with the performance of or in breach of this Agreement or (ii) becomes available to receiving party on a non-confidential basis from a source other than the Broker, the Intermediary Manager, the Fund or any of their respective representatives and the source of the information was not, to the receiving party’s knowledge, bound by confidentiality obligations with respect to such information.

(h) Upon written request from the disclosing party, the receiving party shall return Confidential Information in its possession; provided, however, that the receiving party may maintain copies of Confidential Information as required by law or regulation, or the receiving party’s internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

(i) In the event of a breach or threatened breach by any party of the provisions of this Section 11, the parties agree that a remedy at law to the aggrieved party may be inadequate and that the aggrieved party shall be entitled to seek an injunction or another appropriate remedy in equity restraining the breaching party from disclosing or using either the Broker Confidential Information or Intermediary Manager Confidential Information, as the case may be, in whole or in part. Nothing herein shall be construed as limiting or prohibiting the aggrieved party from pursuing any other remedies in addition to injunctive relief available hereunder for such breach or threatened breach, including the recovery of damages and reasonable attorney fees. Notwithstanding the foregoing, Broker will not be in breach of this Section 11 by distributing to Clients copies of the Offering Materials, Broker-Supplied Fund Materials, Research Reports, or any other information approved in advance by Intermediary Manager in writing.

(j) Broker and Intermediary Manager agree to work together in good faith to (i) respond in a prompt manner to inquiries of Clients as communicated by Broker and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Clients

SECTION 12. PRIVACY

(a) The Intermediary Manager acknowledges that, as a result of this Agreement, it will receive personally identifiable information (“PII”) about Clients and Broker employees. For the purposes of this Agreement, “PII” includes “Nonpublic Personal Information” as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time (“GLBA”) and PII and other data protected under any other applicable laws, rule or regulation of any jurisdiction relating to disclosure or use of personal information (collectively, “Privacy Laws”), including, without limitation, the name and account number of, and any other PII relating to, each Client. The Intermediary Manager agrees that it shall not do or omit to do anything that would cause the Broker or any of its affiliates, third parties and/or services providers to be in breach of any Privacy Laws. The Intermediary Manager shall (i) keep PII confidential and may use and disclose PII only as necessary for the purpose for which the PII was disclosed to the Intermediary Manager in accordance with this Agreement, GLBA and Privacy Laws, (ii) implement and maintain appropriate technical and organizational measures to a written information security program for Nonpublic Personal Information, the terms of which shall meet or exceed the requirements for financial institutions under 17 CFR 248.30, to (A) ensure the security and confidentiality of PII, (B) protect against any threats or hazards to the security or integrity of PII, and (C) prevent unauthorized access to, disclosure of or use of PII. The Broker reserves the right to review the Intermediary Manager’s policies and procedures used to maintain the security and confidentiality of PII upon reasonable written request.

(b) The Intermediary Manager shall promptly notify the Broker of any disclosure or use of any PII by the Intermediary Manager, or any of its representatives, in breach of this Agreement. In the event that the Intermediary Manager learns that there has been a breach of its respective security standards it will promptly give notice of such event to the Broker. Furthermore, the Intermediary Manager acknowledges that upon unauthorized access to or acquisition of such PII within the Intermediary Manager’s custody or control (a “Security Event”), the law may require that the Intermediary Manager promptly notify the Clients whose information was accessed or disclosed that a Security Event has occurred. Except to the extent prohibited by applicable law, the Intermediary Manager agrees that it will not notify any Client until the Intermediary Manager first consults with the Broker and the Broker has had an opportunity to review the notification the Intermediary Manager proposes to issue to Clients.

(c) Broker shall implement commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of Nonpublic Personal Information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable Privacy Laws and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Broker further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Broker provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section 12.

(d) Each party agrees that it will notify the others of any security breaches or incidents that may reasonably lead to a compromise of client or customer PII . The parties agree to provide prompt notification of security breaches or incidents to facilitate swift and appropriate action to minimize the impact of the security breach. The provisions of this section will remain operative and in full force and effect regardless of the termination or expiration of the Agreement.

SECTION 13. TERMINATION; AMENDMENT

(a) This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year unless terminated in accordance with this Section 13.

(b) In addition to the automatic termination of this Agreement specified in Section 1(b) of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. Notwithstanding the foregoing, Intermediary Manager may terminate Broker’s ability to offer and sell Shares at any time. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the

Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Intermediary Manager and/or Broker.

(c) This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by Intermediary Manager or Broker.

(d) This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

(e) This Agreement may be amended by Broker and Intermediary Manager upon mutual written agreement, except that this Agreement may be amended at any time by Intermediary Manager or Broker upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, Intermediary Manager, or Broker or (ii) otherwise by operation of law.

SECTION 14. DISPUTE RESOLUTION; GOVERNING LAW

(a) The parties waive their rights to seek remedies in court, including any right to a jury trial. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in Wilmington, Delaware under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry and must have experience and education that qualify each of them to competently address the specific issues to be designated for arbitration. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction. The arbitrators shall not be empowered to make any award or render any judgment for punitive damages, and the arbitrators shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

(b) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without reference to the choice-of-law principles thereof.

(c)  In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees.

SECTION 15. INVESTIGATIONS AND PROCEEDINGS

Unless prohibited under applicable law, the Broker will advise the Intermediary Manager promptly of (a) the receipt by the Broker of any communication specifically with respect to the offering of Shares from the SEC, any state securities commissioner or any other regulatory authority in any other jurisdiction and (b) the threat or commencement of any lawsuit, proceeding or investigation to which the Broker is a party specifically with respect to the Shares.

SECTION 16. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 17. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 18. SURVIVAL

The respective agreements and obligations of the Intermediary Manager and Broker set forth in Sections 9, 14, and 16 through 21 of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement, and those provisions that by their nature are intended to survive termination or expiration of this Agreement shall so survive.

SECTION 19. NOTICES

Every notice required by this Agreement will be in writing and deemed given (a) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (b) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (c) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

SECTION 20. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 21. MISCELLANEOUS

(a) This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals. Each party may execute this Agreement by applying an electronic signature using DocuSign or any similar electronic signature program and acknowledges, agrees and confirms that the use of such an electronic signature program (i) shall result in a reliable and valid delivery of such party’s signature to this Agreement; and (ii) shall constitute reasonable steps on the part of the other party to this Agreement to verify the reliability of such signature.

(b) This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

(c) If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

(d) As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

CARILLON FUND DISTRIBUTORS, INC.

By:
Name:
Title:

Date:

[BROKER]

By:
Name:
Title:

Date:

EXHIBIT A

NOTICES

Notices required by the Agreement should be sent as follows:

If to Broker:	[ ]

If to the Fund:	RJ Private Credit Income Fund
Attn: Robert Morrison
780 Carillon Parkway
St. Petersburg, Florida 33716

If to Intermediary Manager: Carillon Fund Distributors, Inc.

Attn: [ ]
880 Carillon Parkway
St. Petersburg, Florida 33716

with a copy, which shall not constitute notice, to

RJ Private Credit Income Fund
Attn: Robert Morrison
780 Carillon Parkway
St. Petersburg, Florida 33716

A - 1

EXHIBIT B

Reference is made to the selected intermediary agreement, dated    , 20   (the “Broker Agreement”), by and among CARILLON FUND DISTRIBUTORS, INC. (“Intermediary Manager”) and      (“Sub-Distribution Agent”).

1. The Sub-Distribution Agent acknowledges and agrees that it is the written and established policy of Intermediary Manager to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business. The Sub-Distribution Agent warrants and represents that it will not take any action that would constitute a violation, or implicate Intermediary Manager in a violation, of any law of the United States, the United Kingdom or any other jurisdiction in which the Sub-Distribution Agent engages in business, including, without limitation, (a) the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and any similar statute, rule or policy (collectively, “Anti-Corruption Laws”) and (b) economic sanctions administered or enforced by the United States, the European Union, the United Kingdom, or the United Nations (collectively, “Sanctions”).

2. In furtherance of Intermediary Manager’s Global Anti-Corruption Compliance Policy, a copy of which has been provided to the Sub-Distribution Agent, the Sub-Distribution Agent represents, warrants, and agrees that:

(a) The Sub-Distribution Agent is not a governmental entity, an instrumentality of a government, nor a Sanctions Subject.1 If the Sub-Distribution Agent becomes a governmental entity, an instrumentality of a government, or a Sanctions Subject during the term of the Broker Agreement, the Sub-Distribution Agent shall notify Intermediary Manager immediately so Intermediary Manager may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws and/or Sanctions.

(b) None of the Sub-Distribution Agent’s principals, owners, officers, directors, or agents is currently a Government Official2 or Sanctions Subject.

[1]

The term “Sanctions Subject” means, any individual or entity (i) that appears on OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) that is named on any list of sanctioned entities or individuals pursuant to European Union (“EU”), United Kingdom (“UK”), or United Nations (“UN”) regulations; (iii) that is operationally based or domiciled in a country or territory that is the subject of sanctions imposed by the UN, the EU, the United States and/or the UK; (iv) that is otherwise the subject of sanctions imposed by the UN, the United States, the EU, and/or the UK, which may be amended from time to time.

[2]

The term “Government Official” includes, without limitation, all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations (e.g., the Red Cross); employees or affiliates of an enterprise that is owned, sponsored, or controlled by any government—such as a health care facility, bank, utility, oil company, university or research institute; and any other position as defined by applicable Anti-Corruption Laws.

(c) If any of the Sub-Distribution Agent’s principals, owners, officers, directors, or agents becomes a Government Official or Sanctions Subject during the term of the Agreement, the Sub-Distribution Agent shall notify Intermediary Manager immediately so Intermediary Manager may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws and/or Sanctions.

(d) No Government Official or Sanctions Subject is associated with, or owns an interest, whether direct or indirect, in the Sub-Distribution Agent, or has any legal or beneficial interest in the proposed relationship, business or fee payments contemplated by the Agreement. If a Government Official or Sanctions Subject obtains such an interest, the Sub-Distribution Agent shall notify Intermediary Manager immediately so Intermediary Manager may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws and/or Sanctions.

(e) Neither the Sub-Distribution Agent nor any of its principals, owners, officers, directors, or agents has promised to make, will promise to make, or will cause to be made, in connection with the Broker Agreement, any Payments3 (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; (iii) to any other person or entity to obtain or keep business or to secure some other improper advantage; or (iv) to or for the use or benefit of any Sanctions Subject.

(f) The Sub-Distribution Agent shall notify Intermediary Manager immediately of any violation or potential violation of Anti-Corruption Laws or Sanctions and shall be responsible for any damages to Intermediary Manager, the Fund or any of their affiliates from the Sub-Distribution Agent’s or its agents’ violation or potential violation of Anti-Corruption Laws or Sanctions.

(g) The Sub-Distribution Agent has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws and applicable Sanctions will be prevented, detected and deterred.

(h) The Sub-Distribution Agent (i) is subject to 31 § U.S.C. 5318(h) and has adopted and implemented its anti-money laundering program consistent with the requirements set forth therein; (ii) has adopted and implemented the Customer

[3]

The term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

Identification Program (“CIP”) Rule and the Customer Due Diligence (“CDD”) Rule in a manner consistent with Section 326 of the USA PATRIOT Act, 31 C.F.R. § 1023.220, and 31 C.F.R. § 1010.230; and (iii) it will perform the specified requirements of the CIP Rule and the CDD Rule set forth in the selected intermediary agreement, dated    , 20 , in a manner consistent with Section 326 of the USA PATRIOT Act, 31 C.F.R. § 1023.220, and 31 C.F.R. § 1010.230.

[ ]

By:
Name:
Title:

Date:

EXHIBIT C

Class	Sales Load	Shareholder Servicing and/or Distribution Fee[1]
Class S Common Shares	N/A	0.85%
Class I Common Shares	N/A	N/A

[1]	Calculated monthly and accrued daily at an annualized rate on the average daily value of the net assets of the Fund attributable to such class held in Client accounts of Broker.

C - 1